NEWS

For Release: June 7, 2012

Charter Announces Departure of President, Operations

St. Louis, MO - Charter Communications, Inc. (NASDAQ: CHTR) announced today that Steve Apodaca, President, Operations will be leaving the Company. Mr. Apodaca reported to John Bickham, Chief Operating Officer.

“Steve has been a valuable contributor to Charter's success for nearly a decade, and has been vital to easing my transition to the company,” said John Bickham, Charter's Chief Operating Officer. “It has been a pleasure working with him, and we wish him the best.”

“I'm proud of all that this company has accomplished, and I know it is in good hands,” said Mr. Apodaca. "I have the utmost respect for the leadership team and look forward to watching the future success of Charter.”

Mr. Apodaca joined Charter in 2003 as Vice President, Sales and Marketing for Charter's then Central Division. After a number of positions in operations, he was promoted to President, Operations in 2010.

“Steve has made many contributions to this industry during the past 20 years, serving four of the nation's largest cable companies,” added Tom Rutledge, Charter President and Chief Executive Officer. “I am confident that Steve's hard working, competitive nature will continue to lead him to success.”

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

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Media:	Analysts:
Anita Lamont	Robin Gutzler
314-543-2215	314-543-2389